                                                                    EXHIBIT 10.7

                             SIMONDS INDUSTRIES INC.
                              EMPLOYMENT AGREEMENT

         This Agreement is made this 31st day of March, 1998, by and between Simonds Industries Inc., a corporation organized and existing under the laws of Delaware ["Company"] with principal offices in Fitchburg, Massachusetts, and Ronald Owens, an individual with principal residency in Florida ["Employee"].

         Company hereby agrees to employ Employee, and Employee hereby accepts such employment with Company upon the following terms and conditions:


1.0 POSITION AND TITLE. Employee's job title is Vice President of Business Development. He is directly responsible to the President.


2.0 TERM. The term of this Agreement shall commence on the date hereof and shall continue hereafter for a period of one (1) year or until sooner terminated by either party as provided hereinafter; provided, however, that the provisions of Paragraph 7 shall survive the termination of this Agreement. At lease ninety
(90) days prior to the expiration of this Agreement, Company and Employee will meet to discuss a possible longer-term agreement, and, if both parties agree, will negotiate reasonably with one another toward a longer-term agreement.


3.0 BASE COMPENSATION. As Base Compensation, Employee shall be paid the annualized amount of $120,000 upon such dates as Company customarily pays its executive employees. Employee's Base Compensation shall be reviewed and adjusted periodically in accordance with standard corporate policy and procedure.


4.0 BONUS. Employee shall be entitled to participate in any Executive Bonus Plan [a "Plan"] approved from time to time by the board of directors for Company executives in general. While there are no guarantees that there will be a Plan in any particular year, or that any Plan will be funded or paid at any particular level, Employee is to participate in any such Plan without discrimination, subject always to the provisions of any such Plan. The terms and conditions of any Plan are incorporated herein by reference during the term of such Plan.


5.0 BENEFITS. Employee shall be entitled to participate in any executive benefits programs approved by the board of directors for Company executives in general [the "Benefits"]. Employee's participation in any benefit program shall be at the same level of employee/employer contribution as has been set for all participants in such plans, in accordance with applicable law.


6.0 AUTOMOBILE. During the course of his active employment with Company and primarily for business purposes, Employee shall be entitled to the use of a Company vehicle approved by the President. The use of a Company vehicle is not a "Benefit" for purposes of Section 8.2 and will be discontinued immediately when Employee is no longer actively conducting business on behalf of the Company for any reason whatsoever.

7.0      TERMINATION.


         7.1 Employee may terminate Employee's employment under this Agreement, with cause, only upon at least ninety (90) days' prior written notice given to Company.


         7.2 Company may terminate this Agreement, with cause, only upon at least thirty (30) days' prior written notice given to Employee. Company may require that Employee remain actively on the job during such notice period, but Employee shall have no right to remain on the job upon receipt of such notice.


         7.3 Company and Employee agree that these termination provisions are fair and reasonable, and that any termination hereof in accordance herewith shall be without recourse against the terminating party, subject to the provisions of section 8.0, et seq., hereof. Employee accepts the provisions of this Agreement in lieu of, and Employee hereby waives, any standard policy severance to which Employee might otherwise be entitled upon termination of employment.


8.0 CONFIDENTIALITY, NON-COMPETITION. Employee acknowledges and agrees that his position with the Company is unique and of singular importance to the success of the Company. In connection with his performance of duties hereunder, Employee will necessarily be entrusted with information which are confidential and proprietary trade secrets of the Company. Employee acknowledges and agrees that the release of any such information or materials to a third party, without the express written consent of the Company, would cause immediate and irreparable harm to the Company.


         8.1 Employee shall not disclose to any third party any information or materials of the Company to the extent that same are proprietary to, or the "trade secrets" of the Company without limitation as to time.


         8.2 Employee shall not compete, directly or indirectly, in North America, as an employee, agent, consultant, owner, partner or otherwise in any business entity, in the business engaged in by the Company and shall not offer to deal with (in his individual capacity or on behalf of any entity in which he is a shareholder, partner or otherwise has an ownership interest or by which he is employed), directly or indirectly, nor deal with, directly or indirectly, any entity or product which competes with, or materially replicates, any product or service (or is a reasonable extension of such product or service) currently offered by Company, for so long as Employee receives Base Compensation and Benefits from Company and for a period of one year thereafter (provided, however, that nothing contained herein shall prevent or restrict Employee from owning or acquiring, directly or indirectly, not more than five percent (5%) of the securities of any publicly traded company for the sole purpose of passive investment); and


         8.3 Employee shall not solicit the employees or former employees of the Company for the purpose of competing with the Company for so long as Employee is restricted from competing with Company pursuant to the preceding paragraph.

9.0      MISCELLANEOUS.

         9.1 This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of Massachusetts, whose courts shall be the exclusive judicial forum for any and all disputes arising herefrom.


         9.2 This Agreement constitutes the sole and entire, integrated agreement by and between the parties with respect to the subject matter hereof, and the parties agree that upon the execution and effectiveness of this Agreement, all prior understandings and agreements (whether written or oral) between Company and Employee regarding Employee's compensation, benefits, severance, rights upon termination and employment by Company are hereby terminated. This Agreement may not be modified except in a writing signed by both parties. Rights may not be assigned, nor duties delegated, hereunder except in a writing signed by both parties.


         9.3 The provisions of this Agreement are intended to be severable, and should any court of competent jurisdiction find unenforceable any provision(s) hereof, the same shall be stricken and the remaining provisions shall continue to be the enforceable agreement of the parties.


         9.4 All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if served personally on the party to whom notice is to be given, or on the third day after mailing, if mailed to the party to whom notice is to be given, by registered or certified first class mail, postage prepaid, return receipt requested, or on the date of telecopying, if sent by telecopy, or on the day after mailing, if mailed by overnight courier service and properly addressed.

         IN WITNESS WHEREOF, the parties have hereunto subscribed on the date first above-written.


Simond Industries Inc.




By _________________________                 ___________________________
Ross B. George                               Ronald Owens
President                                    Employee


                                      -3-